Exhibit 10.7

(English Translation)

Sales Contract

Original

Construction unit:

Yangzhou Jinghua Living City Real Estate Co., Ltd.

Supply unit:

Shenzhen Skyrise Technology Co., Ltd.

Name of project:

Goods supply for intellectual project visual intercom system of Phase III of Jinghua Living City Real Estate

No. of the Contract:

FCG-PT-07054

Date of signing: January 5, 2009

Contract for Equipment Supply

Party A (full name): Yangzhou Jinghua Living City Real Estate Co., Ltd.
Party B (full name): Shenzhen Skyrise Technology Co., Ltd.

According to Contract Law of the People’s Republic of China and other laws and administrative regulations, it is decided that Party B contracts with the task of goods supply for intellectual project visible dialogue system equipment of Phase III of Yangzhou Jinghua Living City Real Estate with the contract price of RMB 4,575,000 (SAY RMB FOUR MILLION FIVE HUNDRED AND SEVENTY FIVE THOUSAND ONLY) negotiated with Party A in the principle of equity, volunteering and faithfulness. This contract is signed by both parties upon the agreement of supply of this product.

I. The following documents are the contract documents of this project (it is hereby referred to as “contract document”).

Contract documents shall be explanatory and understandable. The documents of this contract and the prior explanation order are as follows:

(1)	Agreement of this contract
(2)	Notification of signed agreement
(3)	Recording note of quotation
(4)	Quoted documents and appendices, and quotation documents and appendices
(5)	Standard, regulation and relevant technical documents
(6)	Engineering quantity list
(7)	Engineering quotation note and budget documents

During the performance of the contract, the written agreement or document such as negotiation and modification of product supply once signed and stamped by both parties shall be taken as one part of this contract.

As the appendix of the contract, the performance guarantee is also an important part of the contract. The contract only takes effect when the performance guarantee is fully paid by Party B, and will be valid within one month after the settlement of the contract.

II. All articles of the contract shall be identified and complied with by both parties.

III. Specification, model, quantity and amount of products:

Name of product	Model	Brand	Quantity	Unit

Total amount: RMB 4,575,000 (SAY RMB FOUR MILLION FIVE HUNDRED AND SEVENTY FIVE THOUSAND ONLY) (including tax, see business quotation for details of products)

IV. Payment of the contract cost

Terms of payment: After the signing of contract, 5% of the total price of every bidding section shall be paid before the order blank has been sent. 45% of the total price will be paid within 30 days after the arrival of goods. Within 45 days of the arrival of goods, when the single test is finished and recognized by both parties, 15% of the total price will be paid. Within three months of the arrival of goods, after the adjustment of system is finished, 15% of the total price will be paid. Within 100 days of the arrival of goods, after all the qualified products are delivered to the property department designated by Party A, 15% of the total price will be paid. After the quality guarantee period of two years expires, 5% of the amount of quality guarantee will be paid (quality guarantee period is calculated since the complete project of all sections has been completed, checked qualified and accepted, and delivered to the department of property). Party B shall provide the invoice of equal amount before every payment.

1. After the contract has been signed, any party could not change any unit price of the contract, no matter commodity prices rise or fall.

2. Payment of the contract cost

(1) If the quality and date of delivery could not meet the requirement of the contract, Party B has no right to ask for any payment before modification.
(2) The documents of certificate of payment are as follows: a. Party B shall deliver the delivery certificate of supplied products to supervisor and project manager of Party A. If Party B provides products for construction unit, the procedure of signing and stamping of principal of construction unit is needed. b. Party B shall deliver the product qualification certificate materials to supervisor and project manager of Party A, such as product qualification certificate, and report of survey. c. Legal tax invoice
(3) The amount of contract cost or penalty shall be added or deducted in the current progress payment.
(4) According to the application of Party B, Party A shall check the project quantity after the documents of Article 2 have been fully prepared. Party A shall pay the payables of current products to Party B within 20 calendar days since the check has been finished by Party A. The responsibility of delay of payment caused by the incomplete document shall be resumed by Party B, which won’t affect the progress of any project.

V. Quantity of equipment and measurements

(1) Party A accepts that the quantity measurements of products would be in accordance with the qualified quantity of survey and acceptance.

(2) At least one person of both parties shall attend the on-spot quantity measurement, which shall be surveyed and accepted by the construction unit. Party A is the witness. It only takes effect when the representatives of both Party A and construction unit sign on the delivery note. Party B shall prepare the on-spot measurement record. After the measurement, all parties shall sign as the certificate. If the measurement record has not been signed in time within 48 hours for it has not been prepared by Party B. Measurement could be conducted again if needed, the cost of which shall be resumed by Party B.

(3) Party B shall accept the requirement of quantity increasing of goods supply of Party A, the specific way is: Party A sends the written notification signed by its project manager 10 days in advance, and Party B shall execute it after the confirmation by its project manager.

VI. Modification

1. When Party A proposes to increase or reduce the quantity of equipment, the contract cost can be adjusted. The evidence for adjustment is: the unit price in the equipment list (after the reduction at the same proportion)×quantity of increment or reduction. Party B shall accept the modification of design and quantity of Party A 10 days before the delivery date without any condition.

2.For the modification of equipment of Party A, Party B shall provide the report of contract cost modification within 14 days after the modification, which will be adjusted after the confirmation by Party A. The modification of contract cost shall be implemented as follows:

(1) If there has been the unit price for equipment modification, the contract cost shall be modified as per it.
(2) If there has been the unit price similar to that of equipment modification, it could be referred to modifying the contract cost.
(3) If there is no such price for equipment modification, Party B shall propose proper unit price for modification, which will be executed after the confirmation by Party A.

3. If Party B does not report the visa modification to Party A within 14 days after the confirmation of modification by both parties, it is considered that the modification does not refer to the change of contract cost. However, if this modification causes the decrement of the equipment quantity provided by Party B, Party A has the right to adjust the contract cost according to the actual condition.

4. The on-spot visa shall be filled in by Party B, and Party A and supervision unit are responsible for the check of quantity. It would take effect after the examination by general supervisor and the project manager of Party A. The unit price shall be reported to Party A to be checked.

5. Party B shall not change any content of the list agreed by the contract. The cost arising from the design modification by Party B and the direct losses of Party A resulted from it shall be resumed by Party B. The delayed goods supply period will not be extended.

VII. Settlement

(1) Party B shall deliver the settlement report and complete settlement information to Party A within 20 days after the check and acceptance report being recognized by Party A. If Party B does not deliver the settlement report and complete settlement information to Party A, the responsibility that settlement could not be implemented normally or the amount of completion settlement could not be paid in time shall be taken by Party B.

(2) It shall be checked within 25 days since Party A has received the settlement report and settlement information from Party B.

VIII. Package and protection of products

1. Party B is responsible for the package of equipment material, which shall be designed for the convenience of transportation and storage. The cost is contained in the contract cost.

2. Party B shall mark the product label on the obvious part of the product: name or trademark of manufacturing plant, name of product, product model and specification, number for against fake, installation part, manufacturing date, number, packing quantity, level of product, requirement for piling, environmental requirement for keeping, manufacturer, etc.

3. Package shall be designed with the functions of anti-moistening, anti-rain, anti-rust, anti-shock, anti-corrosion, etc. according to material. Party B is responsible for the risk of package. Any loss arising from the design, manufacture, quality, etc. of package shall be resumed by Party B. Party A has the right to claim if it causes the delay of construction period, waste of human resource, etc. of Party A.

4. The products shall be well-bundled to prevent from being damaged during transportation. Party A has the right to refuse the products not well-protected and damaged, delay of construction period and all economic losses arising from which shall be resumed by Party B.

5. Party B must provide the specific protection measurements and installation instructions.

6. Party B could make a sample of bundling standard firstly and provide it to be recognized by Party A and supervisor.

7. Party B shall be responsible for the recycle of packing for the protection of environment. Party B could negotiate the recycling cost with construction unit, or it can recycle it by itself.

IX Transportation

Party B is responsible for the transportation of equipment and its risk of this contract. The cost of transportation (including assembly and disassembly) and insurance is included in the contract cost. Party A is not responsible for any of it.

X. Delivery

1. Delivery

(1) It is agreed that goods shall be delivered by Party B. Party B must deliver goods according to the place and date stipulated by Party A, except for the force majeure. If Party B could not deliver goods on time, it shall provide the reason and requirement of delay to Party A in written within 3 days before the earliest date of delivery agreed above. The delivery date could be extended accordingly after the agreement of Party A. The delivery date will not be extended if Party A does not agree or Party B does not provide the requirement of delivery delay to Party A within the stipulated time. If Party B does not deliver the goods on time without the agreement of Party A, Party A has the right to terminate the contract.

(2) Party B accepts the adjustment of delivery date and the requirements of delivery pause and delivery restarting of Party A, the specific way of which is: Party A sends the written notification signed and issued by its project manager 15 days in advance, and the project manager implements it after written confirmation. Party A does not take any liability for breach of it.

(3) Party A has the right to terminate the contract if the products are not delivered on time for the reason of Party B. If Party A agrees to fulfill the contract continually, Party B shall be responsible for all the losses of Party A arising from it as well as pay the penalty of RMB 2,000 per day to Party A for every one day delay of delivery date.

2. Check and acceptance

(1) The check and acceptance shall be carried out after the place has been designated.

(2) Party A, Party B, supervisor, representative of construction unit, etc. shall conduct delivery measurement, check and acceptance in accordance with the measurement means, technical standard and requirement of quality agreed in this contract. Quantity, specification and model, place of origin, quality level, size, nameplate parameter, completion of package and mark, protection degree and delivery information are mainly needed to be checked. The check and acceptance are completed upon the signatures of all parties (if the goods are used by construction unit, the signature of the representative of construction unit is needed), but the liabilities for unqualified quality, manufacture, design and performance, liability for breach, and compensation responsibility for the losses of Party A will not be exempted.

(3) Sampling inspection: Inspect 5% of every type and specification, and the samples are not less than 3 (it refers to 3 boxes, if the goods are packed with box). If there is one sample not complying with the requirement of standard technique, sampling should be doubled. If there is still one sample not meeting the requirement, it is considered the breach of Party B, and Party A has the right to refuse all products. The losses of Party A arising from it shall be resumed by Party B.

(4) If there is unqualified quantity, specification and model, place of origin, quality level, size, nameplate parameter, completion of package and mark, protection degree, delivery information, etc., Party A has the right to refuse all products, partly refuse, return all products, partly return and terminate the contract.

(5)Party A shall, within 3 days following delivery, consulted with Party B regarding the issue of sampling inspection (otherwise, Party B could provide nationally enforced certifications for electric appliances). For the item unqualified in sampling inspection, Article 12 of the contract applied).

(6)Party A is entitled to send its staff going to the spot for following up inspection during the production. Party B shall not reject such request by any causes and provide necessary cooperation.

(7)Party A is entitled to reject delivery, partially reject delivery, return, partially return, release contract and so on should it find out the equipment and materials in the delivery are different from the one agreed in the list. All losses caused by such action shall be borne by Party B, and Party B shall pay Party A damages RMB 3000 each time.

(8)Only the product passed through inspection could be used for this project.

XI. Safety

1.Party B Shall, following marching into the site, comply with the relevant constructional safety measures, Party B shall bear all responsibility and cost should there is an accident resulted from Party B’s ignorance.

2.No food and accommodation provided in the project, Party B shall hand accommodation by itself.

XII. Technological standards and quality requirements

1.The quality of project shall subject to the sample as the negotiation and the Table of Checking Acceptance for Goods Quality provided by Party B and confirmed by Party A.

2.The technological standards for product data provided by manufacture would be regarded as evidence for production and checking acceptance.

3.Party B shall promise that the delivery product could satisfy the standards mentioned above. Party A preserves the right to random inspection and sending inspection except routine sending check, and the inspection agent shall be the one authorized by government. Party B shall bear the checking cost if there is any un-qualification of technology or quality. Party A is entitled to reject, partially reject, return and partially return the delivery and required Party B to bear the losses such as term delay, rework and so on resulted herein. Party A shall bear all such responsibility should the product is qualified.

4.The national and industrial standards and specifications, which are not described in the contract but recognized popularly, shall automatically become into the standards for Party B’s delivery and Party A’s checking acceptance. Should there is no relevant standard and specification, Party A shall detail the quality and technology requirements to Party B. Party B shall work out the process technology according to the agreed time and requirement, which would be implemented upon Party A’s approval.

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Party B shall remedy and bear all cost if the quality of material and equipment has meet the national or industrial quality assessment standards, but, during the checking acceptance, they don’t meet the material and equipment quality standards or there is a fault.

5.Both parties shall, following the execution of contract, place the sample of equipment determined by both at the office of Party A or project supervisor, or some special point, such example would be used by supervisor to check whether the actual product of Party B meet the requirement of Party A. the cost of example has been included in the contractual price.

6.Guarantee repair of quality fault

(1)Party B shall, according to laws, administrative regulations or relevant regulations stipulated nationally for quality guarantee repair for equipment, materials and engineering quality, bear guarantee repair responsibility to the equipment, materials and engineering handover to Party A during the guarantee period.

(2)Implementation of quality guarantee repair: both parties shall execute a engineering quality guarantee card as the appendix of this contract.

XIII. Right and Obligation of Party A

1.Providing Party B with example, drawings or technical requirements, notifying Party B amendment designs, reviewing process technology launched by Party B but without exempting Party B’s responsibility.

2.Reviewing packing and transporting means launched by Party B but without exempting Party B’s responsibility.

3.Confirming Goods Arrival Letter provided by Party B but without exempting Party B’s responsibility.

4.Arranging checking acceptance for delivery

5.Party A is entitled to assign the works to another company, such works shall be finished by Party B as agreed by contract but Party B refuse to finish it or fail to satisfy the quality requirement. 3 times the cost of re-assigned works shall be deducted from contractual price of Party B if it costs less than RMB 2000, 2 times if more than RMB 2000.

6.Instructing Party B of additional supply, supply term adjustment, cancellation of supply and so on.

7.Supervising and checking Party B’s production.

8.Paying contractual price to Party B.

XIV. Right and obligation of Party B

1.Party B shall, in accordance with equipment/materials list, contractual price, delivery location, delivery means and time agreed in the Agreement, provide Party A with products meeting agreed technology standards and quality requirements. Party B shall bear all direct and indirect losses suffered by Party A because of Party B’s factors such as quality faults and delayed goods supply.

2.All notices submitted by Party B to Party A and project supervisor according to contract must be in written and signed by project manager and impressed with official sealed, otherwise, Party A and project supervisor are entitled to reject such un-qualified notice.

3.Project manager of Party B shall arrange production and delivery according to contract, or instructions issued according to contract by Party A or project supervisor.

4.If contracting works involve design, such design works shall be done by Party B within its scope of design qualification and business approved, and reported to supervisor in chief and Party A’s project manager for their confirmation, only upon confirmation granted and following the discussion of drawings could such designs be put to use.

5.Party B shall comply with national laws, regulations enforced measured stipulated by relevant national construction standards.

6.Party B shall comply with all measures and regulations stipulated by relevant competent authorities regarding constructional site and transportation, noise and environmental protection, safe production and so on. Party B shall go through formalities according to relevant stipulations, and copies of such formalities shall be submitted to project supervisor and Party A’s project manager. Party B shall pay all fines and punishments imposed by government resulted from itself.

7.Party B shall take the sale demand of Party A as its priority.

8.The transportation and disassembly of goods shall be carried out in accordance with the quotation document.

9.Party B shall provide complete completion information and completion check and acceptance report to Party A in accordance with relevant stipulations of completion check and acceptance for national engineering. The completion information shall be made in triplicate (one must be original), including drawings, qualification certificates, qualification certificates of all kinds of raw materials, etc.

10.Party B shall date the time with the installation unit to conduct technical disclosure of the installation and construction of equipment material, and also invite the supervision unit and Party A to attend. Before installation, Party B must designate employees to guide the installation unit to install and conduct check and acceptance on spot, and take part in the finial debugging. If there is any quality problem, damage of equipment material, not passing of check and acceptance, and other loss of Party A for the reason of no disclosure, Party B shall pay the penalty of 2% of contract cost to Party A.

11.More than two employees shall be designated on spot.

12. Party B shall provide the detailed user’s manual and instruction of the equipment after the completion check and acceptance being passed.

XV. Breach of contract

1.Any party that can not fulfill all the articles of the contract is considered the breach of contract. All liabilities and economic losses shall be resumed by the party in breach. The party in breach shall continually fulfill the contract after resuming the liabilities, only if both parties had negotiated to terminate the contract.

2.If Party B does not take the execution of the contract seriously or ignores the work and responsibility of Party B agreed by the contract, and does not take any effective measures with effect since 5 days after it has been required to change in written, Party A and the supervisor have the right to terminate the contract after negotiation. The further supply qualification of Party B would be disqualified after the written notification. Party A has the right to deduct from the payment for Party B for the economic losses caused by it.

3.If Party B does not pay the penalty to Party A in time after it receives the written notification, Party A has the right to deduct from any payment for Party B for compensation.

XVI. Dispute

1.When disputes arouse during performing this contract, both parties could reach the reconciliation or ask relevant dominate department for mediation. If disagreement arises to the mediation, related party may appeal to the people’s court where the project is located.

2.Both parties shall continually perform the contract after the dispute except the following conditions:

One party terminates the contract;

The contract could not be performed for the breach of one party, and further product supply is stopped by the agreement of both parties;

Further product supply is stopped for the reason of mediation, which is accepted by both parties; The court requires stopping further product supply.

XVII. Patent right

If the equipment provided by supplier related to the cost of product patent, all cost and liabilities shall be resumed by the supplier. Party A will not take any liability for it.

XVIII. Contract termination

1.Party A has the right to terminate the contract if Party B does not deliver the goods over five working days for the reason of Party B.

2.Party A has the right to terminate the contract if there is irretrievable defect of quality of the equipment material or there are social effects such as media disclosure of Party A caused by Party B. Any loss of Party A arising from it shall be resumed by Party B.

3.Both parties shall negotiate to terminate the contract, if:

The contract can not be performed for the reason of force majeure.

The contract can not be performed for other reasons that the project is stopped constructing or delayed.

4.If Party A terminates the contract in accordance with the requirement of the contract, it shall send the contract termination notification to Party B in written, and notify Party B about it before sending the notification. The contract is terminated when the notification arrives. After the termination of contract, the effect of articles of liability for breach, settlement, liquidation, etc. agreed in the contract are not affected.

5.Party A has the right to terminate the contract if Party B has one of the following conditions. All losses of Party A arising from it shall be resumed by Party B.

1)If Party B does not deliver the goods in due time or delays to deliver goods, which affects the completion of the project; or Party B can not cooperate with Party A that affects the progress of the project after more than two-phase coordination.

2)Party B does not follow the arrangement of Party A or does not deliver goods in accordance with the contract.

3)Party B can not follow the contract for all reasons.

XIX. Contract validity and termination

1.This contract takes effect upon the signatures and official stamps of the legal representatives of both parties with the guarantee money of full amount paid by Party B.

2.Both parties perform all liabilities of the contract except for the guarantee articles of quality defect. The contract is terminated after the payment of the final amount of completion.

3.After the termination of rights and liabilities of the contract, both parties shall comply with the principle of faithfulness, and fulfill the liabilities of notification, assistance, secret keeping, etc.

4.Date: January 5, 2009 5.Place: Yangzhou

6.This contract has two originals, and each party holds one each of the same effect. It has six duplicates,

and each party holds three of them. If the duplicate one is not confirmed to the original one, the original one would be abided by.

7.Unsettled matters shall be negotiated by both parties.

Party A: Yangzhou Jinghua Living City Real Estate Co., Ltd.(official stamp)

Address:

Legal representative:

Entrusted agent:Junfu Luo

Tel:

Fax:

Opening bank:

Account No.:

Postcode:

Party B: Shenzhan Skyrise Technology Co., Ltd. (official stamp)

Address:

Legal representative:

Entrusted agent:Weibing Wang

Tel:

Fax:

Opening bank:

Account No.:

Postcode: